Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 14th, 2021 by and between: (a) Gerald P. Plush (“Executive”) and, (b) Amerant Bank, N.A., a national banking association (the “Bank”) and the Bank’s parent corporation, Amerant Bancorp Inc., a Florida corporation (which, together with its subsidiaries, shall be defined as the “Company” (except for purposes of Sections 4, 5 or 6 hereof or as the context otherwise requires herein, where it shall just refer to Amerant Bancorp Inc.)) (the Bank and the Company are referred to collectively herein at times as “Bank/Company”).

WHEREAS, the Bank desires to employ Executive to provide services to the Bank and the Company on the terms and conditions set forth herein; and WHEREAS, Executive desires to be employed by the Bank and to provide services to the Bank and the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERM

Executive’s employment hereunder shall be effective as of February 15th, 2021 (the “Effective Date”) and shall continue until the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and on each annual anniversary date thereafter (each such third annual anniversary date and each annual anniversary date thereafter, a “Renewal Date”), the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions (including, but not limited to, the terms and conditions pertaining to termination outlined in Section 5), for successive periods of one (1) year each, unless Executive or the Bank provides written notice to the other party of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which Executive is employed hereunder is hereinafter referred to as the “Employment Term.”

2.	POSITION AND DUTIES

2.1	POSITION

During the Employment Term, Executive shall initially serve as Executive Vice-Chairman and Director of the Bank and will start serving as Vice-Chairman, Chief Executive Officer and Director of the Bank the day following the filing of the Company’s 2020 Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”), in both cases reporting to the Board of Directors of the Bank (the “Bank Board”) and the Board of Directors of the Company (the “Company Board”), and shall serve in the same capacities on behalf of the Company.

2.2	DUTIES

During the Employment Term, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Bank Board and the Company Board, which duties, authority and responsibility shall be customary for persons occupying similar positions in organizations of like size and type. During the Employment Term, Executive shall devote his best efforts and his full business time and attention to the performance of Executive’s duties hereunder on behalf of the Bank, the Company and their respective affiliates (except for permitted vacation periods and reasonable periods of illness or other incapacity) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Bank Board and the Company Board. To that end, prior to the Effective Date, Executive shall resign from all positions (including, but not limited to board (excluding Executive’s current positions with the Bank Board and the Company Board) and advisory positions) held in connection with any prior employer and any of their respective subsidiary or affiliate entities. However, notwithstanding the foregoing, nothing herein shall preclude Executive from (a) performing services for such other companies as the Bank or Company may designate, (b) serving, with the prior written consent of the Bank Board and the Company Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of entities that are not corporations) of noncompeting businesses, charitable, educational or civic organizations or trade associations, (c) engaging in charitable activities and community affairs and (d) managing Executive’s personal investments and affairs; provided, however, that the activities set forth in clauses (a) through (d) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. During the Employment Term, Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a lawful, diligent, trustworthy, business like and efficient manner.

3.	PLACE OF PERFORMANCE

During the Employment Term, the principal place of Executive’s employment shall be the Bank/Company’s principal office in Coral Gables, Florida; provided that, Executive will be required to travel, from time to time, on Bank/Company business during the Employment Term.

4.	COMPENSATION AND BENEFITS

4.1	BASE SALARY

During the Employment Term, the Bank shall pay Executive an annual base salary (as of the Effective Date, at a rate of $850,000.00) in periodic installments in accordance with the Bank’s normal payroll practices, but no less frequently than twice per month. Executive’s base salary shall be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Company Board, and the Compensation Committee may, but shall not be required to, increase (but may not decrease) Executive’s base salary during the Employment Term. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” Base Salary is intended to compensate Executive for all work performed on behalf of the Bank, the Company and their respective affiliates.

4.2	ANNUAL BONUS

During the Employment Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Bank’s annual cash variable incentive bonus program, as amended from time to time (the “Annual Bonus Plan”). Provided the Annual Bonus Plan remains in effect and provided such target is consistent with the terms of the Annual Bonus Plan, Executive’s target Annual Bonus for each calendar year during the Employment Term shall be equal to 100% of Base Salary (the “Target Annual Bonus”), with a possible maximum payout of 150% of Base Salary. Executive understands and agrees that the Compensation Committee, the Company Board and the Bank Board retain discretion to amend the Annual Bonus Plan from time to time and, in doing so, to reset target bonuses (including for Executive). Executive further understands and agrees that the Target Annual Bonus represents an opportunity for a performance-based award as opposed to a guarantee of a bonus in a particular amount. Notwithstanding the foregoing, the Annual Bonus for calendar year 2021 shall be guaranteed to be a minimum of $850,000, and, if the Company’s Net Income for 2021 exceeds 110% of the budgeted goal for 2021 and the Bank is operated in a manner consistent with its risk profile as approved by the Company Board, Executive shall have an opportunity of a maximum payout of 150% of Base Salary. Executive understands that the Annual Bonus shall be paid pursuant to the terms of the Annual Bonus Plan and shall be paid only if the Executive remains employed by the Bank on the date the Annual Bonus is paid.

4.3	EQUITY AWARDS

During the Employment Term, Executive shall be eligible to receive grants of equity-based awards commensurate with Executive’s position and responsibilities with the Bank and the Company. The amount, terms and conditions of any equity-based award will be determined by the Company Board or the Compensation Committee, in its sole discretion, in accordance with the terms of the Company’s equity incentive plan in effect from time to time.

4.4	EMPLOYEE BENEFITS

During the Employment Term, Executive shall be eligible to participate in all of the Bank’s employee benefit plans, practices and programs, as in effect from time to time (but excluding, except as hereinafter provided in Section 5, any severance pay program or policy), on a basis which is no less favorable than is provided to other similarly situated executives of the Bank, to the extent consistent with applicable law and the terms of the applicable plans, practices or programs. The Bank reserves the right to amend or cancel any employee benefit plan, practice or program at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

4.5	MONTHLY CAR STIPEND

During the Employment Term, the Bank shall provide Executive a monthly car stipend in the amount of $1,250, less applicable taxes and withholdings, to be paid in periodic installments, in accordance with the Bank’s regular payroll practices.

4.6	CLUB MEMBERSHIP

During the Employment Term, Executive shall be entitled to reimbursement for a Club Membership consistent with the terms of the Bank’s Club Membership policy.

4.7	RELOCATION PAYMENT/TEMPORARY HOUSING ALLOWANCE

Executive shall receive from the Bank a one-time payment of $100,000, less applicable taxes and withholdings, in order to cover his relocation expenses, which amount shall be paid with the first normal payroll following Executive’s commencement of employment. The purpose of this payment is to cover any expenses Executive may incur in connection with the relocation of his residence to Miami, Florida. Further, the Company will provide Executive with a temporary housing allowance of $15,000 per month, less applicable taxes and withholdings, for up to three months, for a maximum total gross allowance of $45,000, of which the first installment will be paid in connection with the first normal payroll following commencement of employment, and if applicable, the second and third installments will follow on the first payroll of the second and third months following commencement of employment.

4.8	VACATION

During the Employment Term, Executive shall be eligible for 20 days of paid vacation per calendar year, plus one additional day for each completed calendar year of service (up to a maximum of 30 days of paid vacation per calendar year) (which shall be prorated for partial years) in accordance with the Bank’s vacation policies, as in effect from time to time.

4.9	BUSINESS EXPENSES

During the Employment Term, Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures for senior executives. If any reimbursements or in-kind benefits provided by the Bank pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (b) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

4.10	INDEMNIFICATION

Executive shall be entitled to indemnification with respect to the Executive’s services provided hereunder to the maximum extent permitted by Florida law, the terms and conditions of the Bank’s and the Company’s articles of association or incorporation and/or by-laws, and, if applicable, the Bank’s and the Company’s standard indemnification agreement for directors and officers as executed by the Bank or the Company and Executive. Executive shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) that the Bank’s and the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies. Executive shall retain all rights, if any, to indemnification and D&O liability insurance provided under this Section 4.10 notwithstanding the termination of this Agreement.

5.	TERMINATION OF EMPLOYMENT

Notwithstanding anything in this Agreement to the contrary, Executive shall be an “at-will” employee of the Bank, and the Employment Term and Executive’s employment hereunder may be terminated by either the Bank or Executive for any reason or no reason at any time, subject to the terms of this Section 5. Upon termination of Executive’s employment during the Employment Term, Executive shall be eligible to receive the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Bank or the Company or any of their respective affiliates. If Executive terminates his employment hereunder or if the Bank terminates Executive’s employment, Executive shall automatically be deemed to have terminated any and all employment relationships with the Bank, the Company and their respective affiliates, absent a written agreement to the contrary.

5.1 TERMINATION UPON NON-EXTENSION BY THE BANK OR BY EXECUTIVE, BY THE BANK FOR CAUSE, OR BY EXECUTIVE WITHOUT GOOD REASON

(a)

The Employment Term and Executive’s employment hereunder may be terminated (i) by the Bank or Executive as a result of either party providing written notice to the other party, prior to a Renewal Date of its intention not to extend the term of this Agreement (as contemplated in Section 1 above); (ii) by the Bank for Cause; or (iii) by Executive without Good Reason. If the Employment Term and Executive’s employment are terminated for any of the foregoing reasons, then:

(i)

Executive shall be eligible to receive any accrued but unpaid Base Salary and payment for any accrued but unused vacation, in each case, as of the end of the Employment Term, which shall be paid on the Termination Date (as defined in Section 5.6 of this Agreement);

(ii)

Executive shall be eligible to receive reimbursement for unreimbursed business expenses properly incurred by Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy and Section 4.9 of this Agreement; and

(iii)

Executive shall be eligible to receive such employee benefits, if any, as to which Executive may be eligible under the Bank’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be eligible to receive any payments in the nature of severance or termination payments except as specifically provided herein.

The items set forth in Sections 5.1(a)(i) through 5.1(a)(iii) are referred to collectively in this Agreement as the “Accrued Amounts.” In the event of a termination pursuant to this Section 5.1(a), the Executive shall not be entitled to any compensation other than the Accrued Amounts.

(b)	For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s willful failure to perform Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	Executive’s willful failure to comply with any valid and legal directive of the Bank Board or the Company Board;

(iii)	Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Bank, the Company or their respective affiliates;

(iv)	Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment hereunder;

(v)	Executive’s commission of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)

Executive is or becomes a person described in Federal Deposit Insurance Act (“FDI Act”), Section 19(a)(1)(A) who has not received the Federal Deposit Insurance Corporation’s (“FDIC”) prior consent to participate in the Bank’s or the Company’s affairs under the “FDIC Statement of Policy for Section 19 of the FDI Act” or any successor thereto;

(vii)

Executive’s willful violation of a material policy or code of conduct of the Bank or the Company, including, but not limited to, any insider trading policy or code of ethics; or (viii) Executive’s material breach of any material obligation under this Agreement, including, but not limited to, Section 7 of this Agreement, or any other written agreement between Executive and the Bank or the Company, including any restrictive covenant agreement.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until the Bank delivers to Executive a copy of a resolution duly adopted by the Bank Board and Company Board, finding that Executive has engaged in the conduct described in any of clauses (i) through (viii) above, after having afforded Executive a reasonable opportunity (i.e., within thirty (30) days of notice to Executive) to appear (with counsel) before the Bank Board and the Company Board in all cases other than a termination pursuant to clauses (iv), (v) and (vi). Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have thirty (30) days from the delivery of the resolution within which to cure any acts constituting Cause; provided, however, that if the Bank reasonably expects irreparable injury from a delay of thirty (30) days, the Bank may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include suspension, or the termination of Executive’s employment without notice and with immediate effect. The Bank may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause, and any such action by the Bank will not constitute Good Reason.

For purposes of this Section 5.1(b), no act or failure by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Bank or the Company or one or more of their businesses.

(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:

(i)	A material reduction in Executive’s Base Salary;

(ii)	A relocation of Executive’s principal place of employment as of the Effective Date by more than fifty (50) miles;

(iii)	Any material breach by the Bank or the Company of any material provision of this Agreement; or

(iv)

A material diminution in Executive’s title, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated, following notice by the Bank of its decision not to extend the term of this Agreement (as contemplated in Section 1), following receipt of a Notice of Termination from Executive, or while Executive is on paid leave as contemplated in Section 5.1(b)).

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Bank has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate Executive’s employment for Good Reason within one hundred eighty (180) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

5.2	TERMINATION BY THE BANK WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON

The Employment Term and Executive’s employment hereunder may be terminated (i) by the Bank without Cause or (ii) by Executive for Good Reason. In the event of such a termination resulting in a separation from service, Executive shall be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Sections 6, 7 and 8 of this Agreement, and conditioned on Executive’s timely execution of a release of claims in favor of the Bank and the Company, as well as their respective affiliates and each of their respective officers, directors, employees, attorneys, and agents, in a form to be provided by the Bank or the Company (the “Release”), and such Release becoming effective within fifty-two (52) days following the Termination Date (the “Release Execution Period”), Executive shall be entitled to receive the following compensation and benefits from the Bank:

(a)

Severance equivalent to 1.5 times the sum of (i) Executive’s Base Salary and (ii) the average of the Annual Bonuses earned for the three (3) full years preceding the year in which the Termination Date occurs or, if less than three (3) years, the greater of (A) the average of the Annual Bonuses earned for all full years preceding the year in which the Termination Date occurs, or (B) if less than one year, Executive’s Target Annual Bonus in effect for the year in which the Termination Date occurs, less applicable taxes and withholdings, which sum shall be payable in substantially equal installments over a period of eighteen (18) months (the “Severance Period”) commencing on the first payroll date following the last day of the Release Execution Period in accordance with the Bank’s normal payroll practices; provided that any installment payment under this Section 5.2(a) that is not made during the period following Executive’s termination because Executive has not executed the Release, shall be paid to Executive in a single lump sum on the first payroll date following the last day of the Release Execution Period.

(b)

If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank shall provide for the payment of the portion of Executive’s monthly COBRA payment in an amount equal to the amount the Bank paid as a monthly premium for Executive’s and any of the Executive’s dependents’ participation in such plan immediately prior to Executive’s termination (the “COBRA Subsidy”). Notwithstanding the foregoing, if the Company cannot provide the COBRA Subsidy without violating applicable law or is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health insurance plans without violating a prohibition on such coverage or incurring penalties and/or additional taxes as a result of such coverage, then the Bank shall pay the Executive an equivalent monthly cash payment such that Executive receives, on an after-tax basis, the same amount (the “Cash Subsidy”). The Bank shall provide the COBRA Subsidy or the Cash Subsidy, as applicable, (the “COBRA Benefit”), until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage, and the Bank shall have no obligation to provide Executive such coverage if the Executive fails to elect COBRA benefits in a timely fashion.

It is expressly understood that the Bank’s payments and obligations under this Section 5.2 shall cease in the event Executive breaches any of the agreements in Section 6, Section 7 or Section 8 hereof.

5.3	TERMINATION DUE TO DEATH OR DISABILITY

(a)

The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Bank may terminate the Employment Term and Executive’s employment hereunder on account of Executive’s Disability (as defined below).

(b)

If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following compensation from the Bank:

(i)

The Accrued Amounts (which amounts shall be paid in accordance with Section 5.1); and (ii) A lump sum cash payment equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days Executive was employed by the Bank and the Company during the year of termination and the denominator of which is the number of days in such year. This amount, if any, less applicable taxes and withholdings, shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than March 15 of the year following the end of the calendar year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)

For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position with the Bank/Company, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days, or (ii) Executive’s eligibility to receive long-term disability benefits under the Bank’s long-term disability plan.

5.4	CHANGE IN CONTROL TERMINATION

(a)

Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated (as contemplated in Section 5.2) (i) by the Bank without Cause or (ii) by Executive for Good Reason, in each case within twenty-four (24) months following a Change in Control, Executive shall be entitled to receive:

(i)

The Accrued Amounts (which amounts shall be paid in accordance with Section 5.1) and, subject to Executive’s compliance with Sections 6, 7 and 8 of this Agreement and Executive’s execution of a Release which becomes effective within the Release Execution Period, Executive shall be entitled to receive a lump sum payment on the first payroll date following the last day of the Release Execution Period equal to 2.99 times the sum of (A) Executive’s Base Salary and (B) the average of the Annual Bonuses earned by Executive for the three (3) full years preceding the year in which the Termination Date occurs, or, if less than three (3) years, the greater of (I) the average of the Annual Bonuses awarded to Executive for all full years preceding the year in which the Termination Date occurs, or (II) if less than one (1) year, Executive’s target Annual Bonus in effect for the year in which the Termination Date occurs; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(ii)

If Executive timely and properly elects continuation coverage under COBRA, Executive shall be entitled to the COBRA Benefit described in Section 5.2(b) above, subject to the terms and conditions set forth in Section 5.2(b) above.

(iii)

Any outstanding equity awards held by Executive immediately prior to the Termination Date shall immediately vest upon the termination of Executive’s employment under this Section 5.4(a) in accordance with the terms of the applicable equity plan and award agreements.

(b)	For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of Common Stock of any class (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding Voting Securities (as defined below) (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person acquiring beneficial ownership of more than 35% of the Outstanding Company Voting Securities; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary (as defined below), (4) an acquisition by an underwriter temporarily holding securities pursuant to a bona fide public offering of such securities, (5) an acquisition pursuant to a Business Combination (as defined in Section 5.4(b)(iii)(A), (B) or (C) below), or (6) a transaction

(other than the one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the directors comprising the Incumbent Board approve a resolution providing expressly that the acquisition pursuant to this clause (6) does not constitute a Change in Control of the Company under this paragraph (i); or (7) any acquisition pursuant to a transaction that complies with Section 5.4(b)(iii) below;

(ii)

individuals who, as of the Effective Date, constitute the Company Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders of the Company (the “Stockholders”), was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board;

(iii)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of voting common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding Voting Securities, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Company Board providing for such Business Combination; or (iv) approval by the Stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

For purposes of this Agreement, “Voting Securities” shall have the meaning provided in Board of Governors of the Federal Reserve System Regulation Y, §225.2(q). As of the Effective Date, the Company’s only Voting Securities were its outstanding shares of Class A Common Stock.

For purposes of this Agreement “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

5.5	NOTICE OF TERMINATION

Any termination of Executive’s employment hereunder by the Bank or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) sent to the other party hereto in accordance with Section 20. The Notice of Termination shall specify:

(a)	The termination provision of this Agreement relied upon;

(b)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c)	The applicable Termination Date.

5.6	TERMINATION DATE

The Executive’s Termination Date (the “Termination Date”) shall be:

(a)	If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b)

If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that Executive is notified of the Bank Board’s reasonable, good faith determination that Executive has a Disability;

(c)

If either the Bank or Executive terminates Executive’s employment hereunder as a result of a decision not to extend the term of this Agreement as contemplated in Section 1, on the day immediately prior to the applicable Renewal Date;

(d)

If the Bank terminates Executive’s employment hereunder with or without Cause, on the date the Notice of Termination is delivered to Executive or such later date specified in the Notice of Termination; and

(e)

If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than sixty (60) days following the date on which the Notice of Termination is delivered; provided that the Bank may waive all or any part of the sixty (60) day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Bank.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

5.7	MITIGATION

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and except as provided in Section 5.2(b) and Section 5.4(a)(ii), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.8	RESIGNATION OF ALL OTHER POSITIONS

Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as a Bank and Company officer or member of the Bank Board or the Company Board (or a committee thereof), and as an officer, director and employee of the Bank, the Company or any of their affiliates.

5.9	SECTION 280G

(a)

Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Bank, the Company, or an affiliate of the Bank or Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the “net after-tax benefit” received by Executive shall exceed the “net after-tax benefit” that would be received by Executive if no such reduction was made.

(b)

The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in clause (b)(i) above.

(c)

All determinations under this Section 5.9 will be made by an actuarial firm, accounting firm, law firm, or consulting firm experienced and generally recognized in 280G matters (the “280G Firm”) that is chosen by the Company (following consultation with Executive) prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control (which, as requested by Executive, shall include a requirement to evaluate the restrictive covenants set forth in Section 7 hereof and deliver a valuation report to Executive with respect thereto). All fees and expenses of the 280G Firm shall be paid solely by the Company or its successor. The Company will direct the 280G Firm to submit any determination it makes under this Section 5.9 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.

(d)

If the 280G Firm determines that one or more reductions are required under this Section 5.9, such Payments shall be reduced in the order that would provide the Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Section 280G of the Code and Section 409A, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Bank/Company shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to elect to forfeit any equity award in whole or in part.

(e)

As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 5.9, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Bank, the Company or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Bank/Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Bank/Company unless, and then only to the extent that, the deemed loan and payment would either (i) reduce the amount on which Executive is subject to tax under Section 4999 of the Code or (ii) generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Bank/Company of that determination, and the Bank/Company will promptly pay the amount of that Underpayment to Executive without interest.

(f)

The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm, in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.9. For purposes of making the calculations required by this Section 5.9, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6.	COOPERATION

The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Bank Board and/or the Company Board and subject to Executive’s professional commitments, Executive shall cooperate with the Bank and the Company in connection with matters arising out of Executive’s service to the Bank and the Company; provided that, the Bank or the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Bank shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

7.	COMPETITIVE ACTIVITY; CONFIDENTIALITY; NON-SOLICITATION

7.1	ACKNOWLEDGEMENTS AND AGREEMENTS

Executive hereby acknowledges and agrees that in the performance of Executive’s duties on behalf of the Bank and the Company, Executive will be brought into frequent contact with existing and potential customers of the Bank and the Company and their respective affiliates throughout the world. Executive also agrees that trade secrets and confidential information of the Bank and the Company, more fully described in Section 7.10 of this Agreement, disclosed to or developed by Executive during Executive’s association with the Bank/Company, have been developed by the Bank/Company through substantial expenditures of time, effort and money and constitute valuable and unique property belonging solely to the Bank and/or the Company.

Executive further understands and agrees that the foregoing makes it necessary for the protection of the Bank/Company’s business (as defined in Section 7.6) that Executive not compete with the Bank/Company during the period of Executive’s employment hereunder and not compete with the Bank/Company for a reasonable period after the Executive’s employment terminates (regardless of the reason for termination), as further provided in this Section 7.

7.2	COVENANTS DURING EMPLOYMENT

During the Employment Term, Executive will not compete with the Bank/Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the Employment Term, Executive will not:

(a)	enter into or engage in any business which competes with the Bank/Company’s business;

(b)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Bank/Company’s business;

(c)	divert, entice or otherwise take away any customers, business, patronage or orders of the Bank/Company or attempt to do so; or

(d)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Bank/Company’s business.

7.3	COVENANTS FOLLOWING TERMINATION

For a period of eighteen (18) months following the Termination Date (and regardless of the reason for termination), Executive will not:

(a)	enter into or engage in any business which competes with the Bank/Company’s business within the Restricted Territory (as defined in Section 7.7);

(b)

solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Bank/Company’s business within the Restricted Territory; or

(c)	divert, entice or otherwise take away any customers, business, patronage or orders of the Bank/Company within the Restricted Territory, or attempt to do so.

For the avoidance of doubt, nothing in this Section 7.3 shall restrict Executive from engaging, directly or indirectly, for his own account as a private investor or as a consultant, employee, partner, officer, director or investor with respect to any investment company or fund (including, without limitation, a private equity or similar fund) that invests in businesses that compete with the Bank/Company’s business in the Restricted Territory. Provided, however, that under the circumstances described in this paragraph, for a period of eighteen (18) months following the Termination Date, Executive may not directly become a consultant, employee, partner, officer, director, or investor in any business which competes with the Bank/Company’s business within the Restricted Territory.

7.4	INDIRECT COMPETITION

For the purposes of Sections 7.2, 7.3, and 7.9 inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock or Voting Securities.

7.5	THE BANK/COMPANY

For the purposes of this Section 7, the Bank and the Company shall include any and all direct and indirect subsidiaries, parents, affiliated, or related companies of either of the Bank or the Company for which Executive worked or had responsibility at the time of termination of Executive’s employment hereunder and at any time during the two (2) year period prior to such termination.

7.6	THE BANK/COMPANY’S BUSINESS

For the purposes of this Agreement, the “Bank/Company’s business” means the business of banking; fiduciary, trust and custody services; securities, insurance brokerage, investment management, advice and related services; payments; money transmissions; lending; extending credit and deposit taking, all of the foregoing, whether domestic, international or both, and all services related or incidental to any of the foregoing.

7.7	RESTRICTED TERRITORY

For the purposes of this Agreement, the “Restricted Territory” shall mean: (a) the geographic area(s) within a fifty (50) mile radius of any and all Bank/Company location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination and (b) all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

7.8	EXTENSION

If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 7.3 or Section 7.9, then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

7.9	NON-SOLICITATION

Executive will not, directly or indirectly, at any time during the Employment Term or the eighteen (18) month period following the Termination Date (and regardless of the reason for termination), attempt to disrupt, damage, impair or interfere with the Bank/Company’s business by raiding any of the Bank/Company’s employees or soliciting any of them to resign from their employment with the Bank/Company, or by disrupting the relationship between the Bank/Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Bank/Company to maintain a stable workforce and remain in business.

7.10	FURTHER COVENANTS

(a)

Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Bank, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment under this Agreement, use any trade secrets or confidential business and technical information of the Bank/Company or their customers, vendors, joint venturers, and third parties with whom they do business, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Bank/Company’s unique selling, origination and servicing methods and business techniques; training, service and business manuals; promotional materials, and other training and instructional materials; vendor and product information; customer and prospective customer lists, other customer and prospective customer information; and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Bank/Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Bank/Company to maintain the secrecy of such information, that such information is the sole property of the Bank/Company and that any retention and use of such information by the Executive during Executive’s employment with the Bank/Company (except in the course of performing Executive’s duties and obligations under this Agreement) or after the termination of Executive’s employment shall constitute a misappropriation of the Bank/Company’s trade secrets. Nothing in this Agreement prevents Executive from providing, without prior notice to the Bank/Company, information to governmental or administrative authorities (including, but not limited to, the Securities and Exchange Commission) regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.

(b)

Executive agrees that upon termination of Executive’s employment with the Bank, for any reason, Executive shall return to the Bank/Company, in good condition, all property of the Bank/Company, including, without limitation, any laptop, cell phone, keys, keycards, access devices and codes, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7.10(a) of this Agreement, whether in hard copy or generated and maintained on any form of electronic media. In the event that such items are not so returned, the Bank/Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)

The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

7.11	DISCOVERIES AND INVENTIONS; WORK MADE FOR HIRE

(a)

Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the Bank/Company’s business, or (ii) relates to the Bank/Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Bank/Company, Executive hereby assigns to the Bank or the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on Executive’s own time without using the Bank/Company’s equipment, supplies, facilities, or trade secret information, unless the idea, discovery, invention, improvement, software, writing or other material or design: (A) relates to the Bank/Company’s business, or (B) relates to the Bank/Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Bank/Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the Bank/Company’s business or relates to the Bank/Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment with the Bank shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Bank/Company’s equipment, supplies, facilities, and/or trade secrets.

(b)

In order to determine the rights of Executive and the Bank/Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during the Executive’s employment, and for one (1) year after termination of Executive’s employment with the Bank, the Executive will disclose immediately and fully to the Bank/Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others and assigned pursuant to Section 7.11(a). The Bank/Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Bank/Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Bank/Company. Executive agrees that at the request of and without charge to the Bank/Company, but at the Bank/Company’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Bank/Company and will execute any agreement to further document assignment to the Bank/Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Bank/Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Bank/Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Bank/Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(c)

Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Bank shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Bank. The item will recognize the Bank as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Amerant Bank, N.A., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

7.12	COMMUNICATION OF CONTENTS OF AGREEMENT

During the Employment Term and for two years following the Termination Date, Executive will communicate the contents of Section 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

7.13	RELIEF

Executive acknowledges and agrees that the remedy at law available to the Bank/Company for breach of any of Executive’s obligations under Section 7 of this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Bank/Company may have at law or in equity, temporary and permanent injunctive relief may be granted, without the need for posting a bond or other security (to the extent permitted by law), in any proceeding which may be brought to enforce any provision contained in Sections 7.2, 7.3, 7.9, 7.10, 7.11 and 7.12 inclusive, of this Agreement, without the necessity of proof of actual damage. Such injunctive relief shall be in addition to and not in lieu of any other legal or equitable remedies.

7.14	REASONABLENESS/BLUE PENCILING

Executive acknowledges that Executive’s obligations under Section 7 of this Agreement are reasonable in the context of the nature of the Bank/Company’s business and the competitive injuries likely to be sustained by the Bank/Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the parties’ desire and intent that the provisions of this Section 7 shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Section 7 shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Section 7 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing them, so as to be enforceable to the extent compatible with the applicable law as they shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

8.	NON-DISPARAGEMENT

Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank, the Company, or their respective affiliates, businesses, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. However, this Section 8 is not intended to and shall not be construed to: (a) interfere with Executive’s rights as described in Section 7.10 above, (b) in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, (c) in any way preclude Executive from filing a charge or complaint with any governmental agency (such as the EEOC or state or local equivalent), or (d) prohibit Executive from complying with any applicable law or regulation or a valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order, and also provided that to the extent permissible under applicable law Executive promptly provides written notice of any such subpoena or order to the Bank Board and the Company Board, as applicable. In addition, this Section 8 does not in any way restrict or impede Executive from making good faith statements in internal performance discussions or reviews or denying false statements made by others.

9.	ACKNOWLEDGEMENT

Executive acknowledges and agrees that the services to be rendered by Executive to the Bank/Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Bank/Company’s industry, customers and potential customers, markets, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Bank/Company.

Executive further acknowledges that: (a) the amount of Executive’s compensation reflects, in part, the Executive’s obligations and the Bank/Company’s rights under Sections 7 and 8 of this Agreement; (b) Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and (c) Executive will not be subject to undue hardship by reason of the Executive’s full compliance with the terms and conditions of Sections 7 and 8 of this Agreement or the Bank/Company’s enforcement thereof.

10.	DISPUTES

Any and all disputes and controversies arising under or in connection with this Agreement may, upon mutual written agreement between the parties, be submitted to binding arbitration conducted before one arbitrator sitting in the State of Florida, or such other location agreed by the parties hereto, in accordance with the rules for resolution of employment disputes of JAMS in effect as of the date of this Agreement. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties, unless otherwise agreed by the parties in advance. The Bank/Company maintains all rights to pursue and enforce all rights and remedies at law or in equity, including temporary and permanent injunctive relief and restraining orders, whether in arbitration or court. To the extent permitted by applicable law and the applicable arbitration rules, the non-prevailing party in any legal proceeding (whether it be litigation or arbitration) shall reimburse the prevailing party for all reasonable fees of professionals and experts and other costs and fees incurred by the prevailing party in connection with any dispute relating to the interpretation or enforcement of any provision of this Agreement.

11.	PUBLICITY

During the Employment Term, Executive hereby consents to any and all reasonable and customary uses and displays, by the Bank/Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of Executive’s employment by the Bank, for all legitimate commercial and business purposes of the Bank/Company (“Permitted Uses”), without royalty, payment or other compensation to Executive.

12.	GOVERNING LAW; JURISDICTION AND VENUE

This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Subject to Section 10, any action or proceeding by either of the parties to enforce this Agreement or otherwise arising out of Executive’s employment hereunder shall be brought in any state or federal court of competent jurisdiction in Miami Dade County, Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. IN ANY SUCH PROCEEDING, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES AND SURRENDERS SUCH PARTY’S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

13.	ENTIRE AGREEMENT

Unless specifically provided otherwise herein, this Agreement, contains all of the understandings and representations and warranties between Executive and the Bank/Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, however, that if Executive and the Bank/Company enter into a separate restrictive covenant agreement and the provisions of that agreement conflict with the provisions in this Agreement, the provision that entitles the Bank/Company to the broadest relief under applicable law shall control. The parties mutually agree that this Agreement can be specifically enforced in court (or in arbitration) and can be cited as evidence in legal proceedings alleging breach of this Agreement.

14.	MODIFICATION AND WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an individual authorized by the Bank Board and the Company Board. No waiver by any party of any breach of any condition or provision of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.	SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction (or arbitrator, if applicable) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties expressly agree that this Agreement, as modified by a court or arbitrator as provided by Section 7.14 or by the parties as provided by Section 14, shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16.	CAPTIONS

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.	COUNTERPARTS

This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.	SECTION 409A

This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder; provided, however, that neither the Bank nor the Company makes any representation that the payment or benefits provided under this Agreement shall comply with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as (i) separation pay due to an involuntary separation from service or (ii) a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank/Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank/Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the termination of Executive’s employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in subsection (a)(2)(b)(i) of Section 409A, then, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date (with interest at the Applicable Federal Rate from the scheduled payment date to the date of payment), and thereafter any remaining payments shall be paid without delay in accordance with their original schedule.

19.	SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assignable by Executive. Any purported assignment by Executive shall be null and void ab initio. The Bank/Company may transfer or assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Bank/Company. Executive hereby consents to the assignment by the Bank/Company of all of its rights and obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by the Bank/Company and any successors and assigns thereof, provided such transferee or successor assumes the liabilities of the Bank/Company hereunder.

20.	NOTICE

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, sent via electronic mail, or sent by reputable overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank/Company:

Attn: Corporate Secretary

220 Alhambra Circle

Coral Gables, Florida 33134

Email: itrujillo@amerantbank.com

If to Executive, to such address as shall most currently appear on the records of the Bank.

Any notice under this Agreement shall be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

21.	REPRESENTATIONS OF EXECUTIVE

Executive represents and warrants to the Bank/Company that: (a) Executive’s employment hereunder and/or the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, decree or regulatory action to which the Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit the Executive’s job duties or obligations with the Bank or the Company in any way.

22.	WITHHOLDING

The Bank shall have the right to withhold from any amount payable hereunder any federal, state, local and foreign taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation. Notwithstanding any other provision of this Agreement, the Bank/Company does not guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be solely responsible for any taxes imposed on Executive with respect to any such payment.

23.	SURVIVAL

Upon any expiration or other termination of this Agreement: (a) each of Sections 7 through 24 shall survive such expiration or other termination; and (b) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24.	ACKNOWLEDGEMENT OF FULL UNDERSTANDING

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Executive and the undersigned duly authorized officers of the Bank and the Company have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Gerald P. Plush
Gerald P. Plush

Dated	January 14, 2021

AMERANT BANK, N.A.

By:	/s/ Frederick Copeland
NAME:	Frederick Copeland
TITLE:	Chair of Board

Dated:	January 14, 2021

AMERANT BANCORP INC.

By:	/s/ Frederick Copeland
NAME:	Frederick Copeland
TITLE:	Chair of Board

Dated:	January 14, 2021

[Execution Copy – Signature Page to Employment Agreement]